UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                    CURRENT REPORT UNDER SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                        DATE OF REPORT: NOVEMBER 28, 2001

                         COMMISSION FILE NUMBER: 0-28885



                           Q COMM INTERNATIONAL, INC.
        (Exact name of small business issuer as specified in its charter)

                                      Utah
                            (State of incorporation)

                                   87-0674277
                              ( IRS Employer ID No.)

                   1145 South West 1680, Orem, Utah 84058-4930
                    (Address of principal executive offices)

                                 (801) 226-4222
                         (Registrant's telephone number)







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Item 5. Other Events


     On October 18, 2001, the Registrant entered into an agreement (the "Agreement") with American Payment Systems, Inc., a Connecticut corporation ("APS"). The Agreement was filed as Exhibit 99.1 to Registrant's Current Report on Form 8-K, filed on October 26, 2001, and reference is made to that filing for a complete description of the terms and conditions of the Agreement.

     APS and the Registrant have entered into a First Amendment to the Amended and Restated Agreement, dated as of November 15, 2001, which is attached to this filing as Exhibit 99.1 (the "Amendment")

     The Amendment modified the Agreement by: (i) changing the date for the disbursement of the second tranche in the amount of $200,000 of the aggregate $600,000 loan from APS to the Registrant, from December 1, 2001 to December 15, 2001; (ii) adding a new provision allowing the Registrant to enter into a certain financing transaction, in an amount not to exceed $250,000, subject to certain conditions; and (iii) extending the date for APS' due diligence investigation, from November 16, 2001 to December 15, 2001. The other terms and conditions of the Agreement remain in full force and effect, except as noted above.

     The terms and conditions of the transaction will be amplified in more particularity in a more detailed agreement containing representations and warranties customary for this type of transaction. Should the transaction be completed, and should APS exercise its warrants under the terms in the Agreement, this will effect a change in control of the Registrant. Registrant cannot predict at this time whether or not, in fact, this transaction will be completed on terms acceptable to the board of directors of Registrant. If such a more detailed agreement is, however, agreed to, it is expected that the closing of the transaction would occur some time during the first quarter of 2002.

Exhibits

99.1 First Amendment to the Amended and Restated Agreement, between Registrant and American Payment Systems, Inc., dated as of November 15, 2001.




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SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Q Comm International, Inc. [Registrant]
November 28, 2001

By: /s/ Paul Hickey
Paul Hickey, Chief Executive Officer